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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549




                                   FORM 11-K


                                 ANNUAL REPORT
                       PURSUANT TO SECTION 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934







(Mark One):

/X/  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934 [FEE REQUIRED].
For the fiscal year ended December 31, 1993.

                                      OR

/X/  TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED].
For the transition period from ___________________ to _______________

Commission file number   1-4346

     A. Full title of the plan and the address of the plan, if different from that of the issuer named below: Salomon Brothers
Inc Retirement Plan

     B.   Name of issuer of the securities held pursuant to the
plan and the address of its principal executive office: Salomon
Inc, Seven World Trade Center, New York, New York  10048
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                                  SIGNATURES

          The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees of the Salomon
Brothers Inc Retirement Plan have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                             SALOMON BROTHERS INC RETIREMENT PLAN





                           By  /s/ E.A. Weihenmayer
                               E.A. Weihenmayer, Trustee

Date:  June 28, 1994
































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                                 EXHIBIT INDEX



Exhibit
No.            Description                            Page No.
_______        ___________                            ________

23             Consent of Independent Accountants        4









































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